Exhibit 3.1

Certificate of Amendment

Officer Use Only:

(Pursuant to NRS 78.385 and 78.390)

November 27, 2002

/s/ Dean Heller

Dean Heller

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

Important: Read attached instructions before completing

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

Remit in Duplicate

1.

Name of Corporation: Supreme Hospitality

2.

The Articles have been amended as follows (provide amendment numbers):

Article #1.  The name of the corporation is Supreme Holdings.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 6,870,000

4.

Officer Signature (required)

By: /s/ Thomas John Cloud, Jr.

President